UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

We have created a video to accompany our 2018 annual report that provides more information about our progress in 2018 and plans for 2019.  The attached is a transcript of the video available at tdsinc.com/investor-relations.
IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2019 annual meeting of shareholders. Information regarding TDS directors and executive officers, and other persons who may also be deemed to be participants, and their respective interests in TDS by security holdings or otherwise is set forth in TDS’ proxy statement relating to its 2018 annual meeting, including schedules, as filed with the Securities and Exchange Commission (SEC) on April 11, 2018, which may be obtained free of charge at the SEC’s website at www.sec.gov and TDS’ website at www.tdsinc.com. There has been no material change to such directors, executive officers or other participants or their interests since that time, except to the extent noted in TDS’ filings with the SEC since that time. In addition, the class of other employees of TDS that may be employed in the solicitation of proxies include employees in investor relations and communications who report to the Senior Vice President - Corporate Relations and Corporate Secretary of TDS. The nature of their employment in such solicitations will be preparing communications (which will be filed with the SEC as required under Regulation 14A), responding to questions from shareholders and requesting shareholders to return proxies to TDS. Additional information concerning participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise will be included in the proxy statement filed by TDS in connection with its 2019 annual meeting of shareholders. The 2019 proxy statement, other solicitation materials and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.tdsinc.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIALS FILED BY TDS IN CONNECTION WITH THE TDS 2019 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS AND OTHER MATTERS TO BE CONSIDERED AT THE 2019 ANNUAL MEETING OF SHAREHOLDERS.

TDS 2018 Annual Report Video Script

Hi, I’m Ted Carlson, President and CEO of TDS. I’m excited to share our plans for 2019 that build on our successes in 2018.

With 50 successful years in business, we continue to focus on implementing our core beliefs and operating philosophies. We are investing in the TDS Family of Businesses to bring our customers high-quality leading-edge wireless and broadband technology that positions the company for long-term sustainability and growth.

During 2018, at U.S. Cellular, we expanded our customer base while also increasing revenues and profitability. We reduced costs throughout the organization, while effectively investing for our future.

We will build on this momentum to execute on four key objectives for 2019.

First, we will continue to strengthen and grow our loyal wireless customer base by creating more personalized and simplified experiences through digital enhancements to our retail environment, including easy switching processes for new customers.

U.S. Cellular will capture new and emerging revenue opportunities by optimizing our device portfolio to ensure access to emerging categories like wearables, connected home devices, and innovative IoT business solutions.

We plan to increase revenues by also acquiring new customers through investing in expansion of some of our markets.

We are working to improve our network to meet evolving needs by making continuous investments in network technologies like new 5G and VoLTE.

While providing for increasing data usage growth, U.S. Cellular is working to expand margins through broad ranging cost management initiatives.

We are exercising expense discipline in seeking every opportunity to improve effectiveness and efficiency, and we are managing the costs of our network investments.

In 2018, TDS Telecom accomplished our strategic priorities with good success, generating strong increases in wireline broadband connections.

TDS Telecom’s strategic imperatives for 2019 are increasing fiber deployment and broadband penetration, launching new customer-focused offerings, and meeting our increased data speed obligations under the Alternative Connect America Cost Model (A-CAM).

We are focused on fiber expansion, growing our fiber footprint in and out of our current ILEC territory.

In addition to fiber expansion, TDS Telecom plans to launch new offerings such as Cloud TV to improve our customers’ experiences.

We have achieved steady growth in residential cable connections with eleven consecutive quarters of rapid broadband connection growth.

We continue to evaluate potential cable acquisitions in markets that have attractive demographics and little to no fiber competition.

At our hosted and managed IT services business, OneNeck IT Solutions, our strategic goals are to grow recurring service revenues and to further customize and standardize our processes across our portfolio of offerings.

Our primary objective at TDS is to successfully meet the needs of our growing customer base, thereby creating long-term value for all of our stakeholders. We maintain a financially sound foundation so that all our businesses can take advantage of growth opportunities to enhance their competitive positions.

We continue to return value to our shareholders primarily through our cash dividends, which have increased every year for the past 45 years.

The TDS Family of Businesses is building on the momentum of our progress in 2018 to implement our strategic imperatives in 2019. I am confident that TDS is well positioned for long-term sustainability and growth.

Thank you.